EXHIBIT 2.1









                          AGREEMENT AND PLAN OF MERGER


                                 by and between


                     THE PNC FINANCIAL SERVICES GROUP, INC.


                                       and


                        MERCANTILE BANKSHARES CORPORATION


                              ---------------------



                           DATED AS OF OCTOBER 8, 2006




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                                TABLE OF CONTENTS



                                    ARTICLE I

                                   THE MERGER

      1.1   The Merger...................................................1
      1.2   Effective Time...............................................2
      1.3   Effects of the Merger........................................2
      1.4   Conversion of Mercantile Bankshares Common Stock.............2
      1.5   Stock Options and Other Stock-Based Awards...................3
      1.6   Articles of Incorporation of PNC.............................5
      1.7   Bylaws of PNC................................................5
      1.8   Tax Consequences.............................................5

                                   ARTICLE II

                        DELIVERY OF MERGER CONSIDERATION

      2.1   Exchange Agent...............................................5
      2.2   Deposit of Merger Consideration..............................5
      2.3   Delivery of Merger Consideration.............................5
      2.4   Withholding Rights...........................................7

                                   ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF MERCANTILE BANKSHARES

      3.1   Corporate Organization.......................................8
      3.2   Capitalization...............................................9
      3.3   Authority; No Violation.....................................10
      3.4   Consents and Approvals......................................11
      3.5   Reports; Regulatory Matters.................................12
      3.6   Financial Statements........................................13
      3.7   Broker's Fees...............................................15
      3.8   Absence of Certain Changes or Events........................15
      3.9   Legal Proceedings...........................................16
      3.10  Taxes and Tax Returns.......................................16
      3.11  Employee Matters............................................17
      3.12  Compliance with Applicable Law..............................19
      3.13  Certain Contracts...........................................20
      3.14  Risk Management Instruments.................................21
      3.15  Investment Securities.......................................21
      3.16  Loan Portfolio..............................................21
      3.17  Property....................................................23
      3.18  Intellectual Property.......................................23


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      3.19  Environmental Liability.....................................24
      3.20  Investment Adviser Subsidiaries; Funds; Clients.............24
      3.21  Broker-Dealer Subsidiaries..................................25
      3.22  State Takeover Laws; Rights Agreement.......................26
      3.23  Reorganization; Approvals...................................27
      3.24  Opinion.....................................................27
      3.25  Mercantile Bankshares Information...........................27

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF PNC

      4.1   Corporate Organization......................................28
      4.2   Capitalization..............................................28
      4.3   Authority; No Violation.....................................29
      4.4   Consents and Approvals......................................30
      4.5   Reports; Regulatory Matters.................................30
      4.6   Financial Statements........................................32
      4.7   Broker's Fees...............................................33
      4.8   Absence of Certain Changes or Events........................33
      4.9   Legal Proceedings...........................................33
      4.10  Taxes and Tax Returns.......................................34
      4.11  Compliance with Applicable Law..............................34
      4.12  Risk Management Instruments.................................34
      4.13  Property....................................................34
      4.14  Environmental Liability.....................................35
      4.15  Reorganization; Approvals...................................35
      4.16  Aggregate Cash Consideration................................35
      4.17  PNC Information.............................................35
      4.18  Investment Securities.......................................36
      4.19  Loan Portfolio..............................................36

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

      5.1   Conduct of Businesses Prior to the Effective Time...........36
      5.2   Mercantile Bankshares Forbearances..........................37
      5.3   PNC Forbearances............................................39

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

      6.1   Regulatory Matters..........................................40
      6.2   Access to Information.......................................41
      6.3   Stockholder Approval........................................42
      6.4   Affiliates..................................................42


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      6.5   NYSE Listing................................................43
      6.6   Employee Matters............................................43
      6.7   Indemnification; Directors' and Officers' Insurance.........44
      6.8   Additional Agreements.......................................45
      6.9   Advice of Changes...........................................45
      6.10  Exemption from Liability Under Section 16(b)................45
      6.11  No Solicitation.............................................46
      6.12  Directorship................................................48
      6.13  Dividends...................................................48
      6.14  Donation to Charitable Foundation...........................48

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

      7.1   Conditions to Each Party's Obligation To Effect the Merger..48
      7.2   Conditions to Obligations of PNC............................49
      7.3   Conditions to Obligations of Mercantile Bankshares..........49

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

      8.1   Termination.................................................50
      8.2   Effect of Termination.......................................51
      8.3   Fees and Expenses...........................................51
      8.4   Termination Fee.............................................52
      8.5   Amendment...................................................52
      8.6   Extension; Waiver...........................................53

                                   ARTICLE IX

                               GENERAL PROVISIONS

      9.1   Closing.....................................................53
      9.2   Standard....................................................53
      9.3   Nonsurvival of Representations, Warranties and Agreements...54
      9.4   Notices.....................................................54
      9.5   Interpretation..............................................55
      9.6   Counterparts................................................55
      9.7   Entire Agreement............................................55
      9.8   Governing Law; Jurisdiction.................................55
      9.9   Publicity...................................................56
      9.10  Assignment; Third Party Beneficiaries.......................56
      9.11  Specific Performance........................................56

Exhibit A - Form of Affiliate Letter


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                             INDEX OF DEFINED TERMS

                                                                      SECTION
Acquisition Agreement............................................     8.4(a)
Agency(cies) ....................................................     3.16(d)
Agreement........................................................    Preamble
All Cash Consideration...........................................     1.5(a)
Alternative Proposal.............................................     6.11(a)
Alternative Transaction..........................................     6.11(a)
Articles of Merger...............................................       1.2
BHC Act..........................................................     3.1(b)
Broker-Dealer Subsidiary.........................................     3.21(b)
Certificate......................................................     1.4(d)
Certificate of Merger............................................       1.2
Claim............................................................     6.7(a)
Closing..........................................................       9.1
Closing Date.....................................................       9.1
Code.............................................................    Recitals
Confidentiality Agreement........................................     6.2(b)
Convertible Preferred Stock......................................     4.2(a)
Covered Employees................................................     6.6(a)
Criticized Assets................................................     3.16(a)
Derivative Transactions..........................................     3.14(a)
DPC Common Shares................................................     1.4(b)
Effective Time...................................................       1.2
ERISA............................................................     3.11(a)
Exchange Act.....................................................     3.5(c)
Exchange Agent...................................................       2.1
Exchange Agent Agreement.........................................       2.1
Exchange Fund....................................................       2.2
FDIC.............................................................     3.1(d)
Federal Reserve Board............................................       3.4
Form ADV.........................................................     3.20(f)
Form B-D.........................................................     3.21(a)
Form S-4.........................................................       3.4
GAAP.............................................................     3.1(c)
Governmental Entity..............................................       3.4
HSR Act..........................................................       3.4
Indemnified Parties..............................................     6.7(a)
Injunction.......................................................     7.1(d)
Insurance Amount.................................................     6.7(c)
Intellectual Property............................................      3.18
Investment Advisers Agreement....................................     3.20(a)
Investment Company Act...........................................     3.20(a)
IRS..............................................................     3.10(a)
Leased Properties................................................      3.17


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Letter of Transmittal............................................     2.3(a)
Liens............................................................     3.2(b)
Loans............................................................     3.16(a)
Material Adverse Effect..........................................     3.8(a)
Materially Burdensome Regulatory Condition.......................     6.1(b)
Mercantile Bank Subsidiaries.....................................     3.1(d)
Mercantile Bankshares............................................    Preamble
Mercantile Bankshares Advisory Entity............................     3.20(a)
Mercantile Bankshares Advisory Contract..........................     3.20(a)
Mercantile Bankshares Advisory Client............................     3.20(a)
Mercantile Bankshares Benefit Plans..............................     3.11(a)
Mercantile Bankshares By-laws....................................     3.1(b)
Mercantile Bankshares Capitalization Date........................     3.2(a)
Mercantile Bankshares Charter....................................     3.1(b)
Mercantile Bankshares Common Stock...............................     1.4(b)
Mercantile Bankshares Contract...................................     3.13(a)
Mercantile Bankshares Disclosure Schedule........................    Art. III
Mercantile Bankshares Fund Client................................     3.20(a)
Mercantile Bankshares Options....................................     1.5(a)
Mercantile Bankshares Preferred Stock............................     3.2(a)
Mercantile Bankshares PSU........................................     1.5(c)
Mercantile Bankshares Regulatory Agreement.......................     3.5(b)
Mercantile Bankshares Restricted Shares..........................     1.5(b)
Mercantile Bankshares Rights Agreement...........................     1,4(b)
Mercantile Bankshares SEC Reports................................     3.5(c)
Mercantile Bankshares Stock Plans................................     1.5(a)
Mercantile Bankshares Subsidiary.................................     3.1(c)
Merger...........................................................    Recitals
Merger Consideration.............................................     1.4(c)
MGCL.............................................................     1.1(a)
NYSE.............................................................     1.5(a)
Other Regulatory Approvals.......................................       3.4
Owned Properties.................................................      3.17
PBCL.............................................................     1.1(a)
Permitted Encumbrances...........................................      3.17
PNC..............................................................    Preamble
PNC Articles.....................................................     4.1(a)
PNC Bank Subsidiaries............................................     4.01(d)
PNC Bylaws.......................................................     4.1(a)
PNC Capitalization Date..........................................     4.2(a)
PNC Closing Price................................................     1.5(a)
PNC Common Stock.................................................     1.4(a)
PNC Disclosure Schedule..........................................     Art. IV
PNC Leased Properties............................................      4.13
PNC Owned Properties.............................................      4.13
PNC Preferred Stock..............................................     4.2(a)


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PNC Real Property................................................      4.13
PNC Regulatory Agreement.........................................     4.5(b)
PNC Requisite Regulatory Approvals...............................     7.2(d)
PNC Restricted Share Right.......................................     1.5(b)
PNC Rights Agreement.............................................     1.4(a)
PNC SEC Reports..................................................     4.5(c)
PNC Stock Plans..................................................     4.2(a)
PNC Subsidiary...................................................     3.1(c)
Policies, Practices and Procedures...............................     3.15(b)
Proxy Statement..................................................       3.4
Pre-Termination Takeover Proposal Event..........................     8.4(c)
Real Property....................................................      3.17
Regulatory Agencies..............................................     3.5(a)
Sarbanes-Oxley Act...............................................     3.6(c)
SEC..............................................................       3.4
Securities Act...................................................     3.2(a)
Sponsored........................................................     3.20(a)
SRO..............................................................       3.4
Stock Consideration..............................................     1.4(c)
Stock Election ..................................................   1.4(c)(ii)
Stock Election Shares............................................   1.4(c)(ii)
Subsidiary.......................................................     3.1(c)
Surviving Corporation............................................    Recitals
Takeover Statutes................................................      3.22
Tax(es)..........................................................     3.10(b)
Tax Return.......................................................     3.10(c)
Trust Account Common Shares......................................     1.4(b)
Voting Debt......................................................     3.2(a)


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


                          AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER, dated as of October 8, 2006 (this "AGREEMENT"), by and between Mercantile Bankshares Corporation, a Maryland corporation ("MERCANTILE BANKSHARES"), and The PNC Financial Services Group, Inc., a Pennsylvania corporation ("PNC").

                              W I T N E S S E T H:

          WHEREAS, the Boards of Directors of Mercantile Bankshares and PNC have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which Mercantile Bankshares will, on the terms and subject to the conditions set forth in this Agreement, merge with and into PNC (the "MERGER"), so that PNC is the surviving corporation in the Merger (sometimes referred to in such capacity as the "SURVIVING CORPORATION");

          WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and this Agreement is intended to be and is adopted as a "plan of reorganization" for purposes of Sections 354 and 361 of the Code;

          WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:



                                    ARTICLE I


                                   THE MERGER

          1.1 THE MERGER. (a) Subject to the terms and conditions of this Agreement, in accordance with the Business Corporation Law of the Commonwealth of Pennsylvania (the "PBCL") and the Maryland General Corporation Law (the "MGCL"), at the Effective Time Mercantile Bankshares shall merge with and into PNC. PNC shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. As of the Effective Time, the separate corporate existence of Mercantile Bankshares shall cease.

          (b) PNC may at any time change the method of effecting the combination (including by providing for the merger of Mercantile Bankshares and a wholly owned subsidiary of PNC) if and to the extent requested by PNC and consented to by Mercantile Bankshares (such consent not to be unreasonably withheld or delayed); PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this


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Agreement, (ii) adversely affect the Tax treatment of Mercantile Bankshares's stockholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

          1.2 EFFECTIVE TIME. The Merger shall become effective as set forth in the articles of merger (the "CERTIFICATE OF MERGER") that shall be filed with the Department of State of the Commonwealth of Pennsylvania and the articles of merger (the "ARTICLES OF MERGER") that shall be filed with the Maryland State Department of Assessments and Taxation on the Closing Date. The term "EFFECTIVE TIME" shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger and the Articles of Merger.

          1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Section 1929 of the PBCL and in Section 3-114 of the MGCL.

          1.4 CONVERSION OF MERCANTILE BANKSHARES COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of PNC, Mercantile Bankshares or the holder of any of the following securities:

          (a) Each share of common stock, par value $5.00 per share, of PNC (together with the rights issued pursuant to the Rights Agreement, dated as of May 15, 2000, as amended, between PNC and Computershare Investor Services, LLC, as Rights Agent ("PNC RIGHTS AGREEMENT"), the "PNC COMMON STOCK") and each share of PNC Preferred Stock (as defined in Section 4.2(a)) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

          (b) All shares of common stock, par value $2.00 per share, of Mercantile Bankshares (together with the rights issued pursuant to the Stockholder Protection Rights Agreement, dated as of June 8, 1999, between Mercantile Bankshares and Mercantile-Safe Deposit and Trust Company as Rights Agent (the "MERCANTILE BANKSHARES RIGHTS AGREEMENT"), the "MERCANTILE BANKSHARES COMMON STOCK") issued and outstanding immediately prior to the Effective Time that are owned by Mercantile Bankshares or PNC (other than shares of Mercantile Bankshares Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, "TRUST ACCOUNT COMMON SHARES") and other than shares of Mercantile Bankshares Common Stock held, directly or indirectly, by Mercantile Bankshares or PNC in respect of a debt previously contracted (any such shares, "DPC COMMON SHARES")) shall be cancelled and shall cease to exist and no stock of PNC or other consideration shall be delivered in exchange therefor.

          (c) Subject to Section 1.4(e), each share of the Mercantile Bankshares Common Stock, except for shares of Mercantile Bankshares Common Stock owned by Mercantile Bankshares or PNC (other than Trust Account Common Shares and DPC Common Shares), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive, (i) 0.4184 of a share of PNC Common Stock (the "STOCK CONSIDERATION") and (ii) an amount in cash equal to $16.45, without interest (the "CASH CONSIDERATION"). The Cash


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Consideration and the Stock Consideration together are sometimes referred to herein collectively as the "MERGER CONSIDERATION."

          (d) All of the shares of Mercantile Bankshares Common Stock converted into the right to receive the Merger Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Mercantile Bankshares Common Stock (each, a "CERTIFICATE") shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of Mercantile Bankshares Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Mercantile Bankshares Common Stock become entitled in accordance with Section 2.3(c).

          (e) If, between the date of this Agreement and the Effective Time, the outstanding shares of PNC Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Stock Consideration.

          1.5 STOCK OPTIONS AND OTHER STOCK-BASED AWARDS. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Mercantile Bankshares Common Stock granted to employees or directors of Mercantile Bankshares or any of its Subsidiaries under the Mercantile Bankshares 1989 Omnibus Stock Plan, the Mercantile Bankshares 1999 Omnibus Stock Plan or the other stock plans set forth on Section 1.5 of the Mercantile Bankshares Disclosure Schedule (collectively, the "MERCANTILE BANKSHARES STOCK PLANS"), regardless of whether or not vested, that is outstanding immediately prior to the Effective Time (collectively, the "MERCANTILE BANKSHARES OPTIONS") shall be cancelled and shall only entitle the holder thereof the right to receive, as soon as reasonably practicable following the Effective Time, a lump sum cash payment, without interest, equal to the product of (x) the number of shares subject to such Mercantile Bankshares Option and (y) the excess, if any, of (i) the All Cash Consideration over (ii) the exercise price per share of such Mercantile Bankshares Option; PROVIDED, HOWEVER, that PNC shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax law.

          "ALL CASH CONSIDERATION" shall mean the sum of (x) $16.45 and (y) the product of 0.4184 multiplied by the PNC Closing Price, rounded to the nearest cent.

          "PNC CLOSING PRICE" shall mean the average, rounded to the nearest one ten thousandth, of the closing sale prices of PNC Common Stock on the New York Stock Exchange (the "NYSE") as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time.

          (b) As of the Effective Time, each restricted share of Mercantile Bankshares Common Stock granted to any employee or director of Mercantile Bankshares or any of its Subsidiaries under a Mercantile Bankshares Stock Plan, regardless of whether or not vested, that


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is outstanding immediately prior to the Effective Time (collectively, the
"MERCANTILE BANKSHARES RESTRICTED SHARES") shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive, free of any restrictions under the respective restricted stock award agreement, on the same terms as other shareholders as set forth in Article II, the Merger Consideration; PROVIDED, HOWEVER, that, PNC shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax law.

          (c) As of the Effective Time, each restricted stock unit of Mercantile Bankshares Common Stock granted to any employee or director of Mercantile Bankshares or any of its Subsidiaries under a Mercantile Bankshares Stock Plan, regardless of whether or not vested, that is outstanding immediately prior to the Effective Time (collectively, the "MERCANTILE BANKSHARES RSUS") shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive, free of any restrictions under the respective restricted stock unit award agreement, as soon as reasonably practicable following the Effective Time, the Merger Consideration; PROVIDED, HOWEVER, that PNC shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax law.

          (d) As of the Effective Time, each phantom stock unit ("Mercantile Bankshares PSU") with respect to shares of Mercantile Bankshares Common Stock held by any non-employee director of Mercantile Bankshares pursuant to the deferred compensation plans listed in Section 1.5(d) of the Mercantile Bankshares Disclosure Schedule (the "MERCANTILE BANKSHARES NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PLAN") shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent rights with respect to shares of Mercantile Bankshares Common Stock and shall be converted into either an amount in cash, without interest, equal to the All Cash Consideration or the Merger Consideration or phantom stock units with respect to a number of shares of PNC Common Stock equal to the product of (x) the number of shares subject to such Mercantile Bankshares PSU and (y) the All Stock Consideration Ratio, on the same terms and conditions as were in effect immediately prior to the Effective Time pursuant to such deferred plan with any cash payment with respect to such to be paid as soon as reasonably practicable following the Effective Time, in the case of any of the above, at the option of Mercantile Bankshares. "All Stock Consideration Ratio" shall mean the sum of (x) $16.45 divided by the PNC Closing Price and (y) 0.4184.

          (e) Mercantile Bankshares and PNC agree that prior to the Effective Time, Mercantile Bankshares shall take all actions reasonably necessary, (i) if and to the extent necessary and practicable, to reflect the transactions contemplated by this Section 1.5, (ii) to preclude any automatic or formulaic grant of options, restricted shares or other awards thereunder on or after the date hereof (iii) to suspend the Mercantile Bankshares Dividend Reinvestment and Stock Purchase Plan and the Mercantile Bankshares Employee Stock Purchase Dividend Reinvestment Plan effective on the earlier of (x) the end of the current purchase period under the Plan and (y) immediately prior to the Effective Time (with such plans being effective for any dividends with a record date prior to the Effective Time that are paid after the Effective Time) and to terminate such plans at the Effective Time and (iv) to provide that any grants of equity compensation to be made after the Effective Time pursuant to Annex A of Section 1.5 of the Mercantile Bankshares Disclosure Schedule shall be in shares of PNC Common Stock based


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on a number of shares of PNC Common Stock equal to the product of (x) the number of shares of Mercantile Bankshares Common Stock that would have been subject to the award and (y) the All Stock Consideration Ratio, with a per share exercise price equal to the fair market value of a share of PNC Common Stock on the date of grant.

          1.6 ARTICLES OF INCORPORATION OF PNC. At the Effective Time, the PNC Articles shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

          1.7 BYLAWS OF PNC. At the Effective Time, the PNC Bylaws shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

          1.8 TAX CONSEQUENCES. It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.


                                   ARTICLE II


                        DELIVERY OF MERGER CONSIDERATION

          2.1 EXCHANGE AGENT. Prior to the Effective Time PNC shall appoint a bank or trust company selected by PNC and reasonably acceptable to Mercantile Bankshares, or PNC's transfer agent, pursuant to an agreement (the "EXCHANGE AGENT AGREEMENT") to act as exchange agent (the "EXCHANGE AGENT") hereunder.

          2.2 DEPOSIT OF MERGER CONSIDERATION. At or prior to the Effective Time, PNC shall deposit, or shall cause to be deposited, with the Exchange Agent
(i) certificates representing the number of shares of PNC Common Stock sufficient to deliver, and PNC shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (ii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f)) (collectively, the "EXCHANGE FUND") and PNC shall instruct the Exchange Agent to timely pay the Cash Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement.

          2.3 DELIVERY OF MERGER CONSIDERATION. (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Mercantile Bankshares Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of PNC Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the "LETTER OF TRANSMITTAL") and
(ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of PNC Common Stock to be issued or paid in consideration therefor in


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accordance with Section 2.3(f) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

          (b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Mercantile Bankshares Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration (with the aggregate Cash Consideration paid to each such holder rounded to the nearest whole cent) and any cash in lieu of fractional shares of PNC Common Stock to be issued or paid in consideration therefor in respect of the shares of Mercantile Bankshares Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of PNC Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

          (c) No dividends or other distributions with respect to PNC Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of PNC Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of PNC Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of PNC Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the PNC Common Stock issuable with respect to such Certificate.

          (d) In the event of a transfer of ownership of a Certificate representing Mercantile Bankshares Common Stock that is not registered in the stock transfer records of Mercantile Bankshares, the proper amount of cash and/or shares of PNC Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Mercantile Bankshares Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of PNC that the Tax has been paid or is not applicable.

          (e) After the Effective Time, there shall be no transfers on the stock transfer books of Mercantile Bankshares of the shares of Mercantile Bankshares Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Mercantile Bankshares Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of PNC Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this
Article II.

          (f) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of PNC Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to PNC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of PNC. In lieu of the issuance of any such fractional share, PNC shall pay to each former stockholder of Mercantile Bankshares who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the PNC Closing Price by (ii) the fraction of a share (after taking into account all shares of Mercantile Bankshares Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of PNC Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

          (g) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Mercantile Bankshares as of the first anniversary of the Effective Time may, to the extent permitted by applicable law, be paid to PNC. In such event, any former stockholders of Mercantile Bankshares who have not theretofore complied with this Article II shall thereafter look only to PNC with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the PNC Common Stock deliverable in respect of each share of Mercantile Bankshares Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of PNC, Mercantile Bankshares, the Exchange Agent or any other person shall be liable to any former holder of shares of Mercantile Bankshares Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by PNC or the Exchange Agent, the posting by such person of a bond in such amount as PNC may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

          2.4 WITHHOLDING RIGHTS. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, PNC) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of fractional shares of PNC Common Stock otherwise payable pursuant to this Agreement to any holder of Mercantile Bankshares Common Stock or Mercantile Bankshares RSUs such amounts as the Exchange Agent or PNC, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or PNC, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Mercantile Bankshares Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or PNC, as the case may be.

                                   ARTICLE III


             REPRESENTATIONS AND WARRANTIES OF MERCANTILE BANKSHARES

          Except as disclosed in (i) the Mercantile Bankshares SEC Reports filed prior to the date hereof and reasonably apparent that such disclosure is relevant to one or more representations or warranties contained in Article III, or (ii) the disclosure schedule (the "MERCANTILE BANKSHARES DISCLOSURE SCHEDULE") delivered by Mercantile Bankshares to PNC prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Mercantile Bankshares's covenants contained herein, PROVIDED, HOWEVER, that disclosure in any Section of such Mercantile Bankshares Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, and PROVIDED FURTHER that, notwithstanding anything in this Agreement to the contrary, (A) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, and
(B) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined in Section 3.8) on Mercantile Bankshares), Mercantile Bankshares hereby represents and warrants to PNC as follows:

          3.1 CORPORATE ORGANIZATION. (a) Mercantile Bankshares is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Mercantile Bankshares has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

          (b) Mercantile Bankshares is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC ACT") and is a financial holding company pursuant to Section 4(l) of the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Charter of Mercantile Bankshares, as amended (the "MERCANTILE BANKSHARES CHARTER"), and the By-laws of Mercantile Bankshares (the "MERCANTILE BANKSHARES BY-LAWS"), as in effect as of the date of this Agreement, have previously been made available to PNC.

          (c) Each of Mercantile Bankshares's Subsidiaries (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, by-laws and similar governing documents of each Mercantile Bankshares Subsidiary, copies of which have previously been made available to PNC, are true, complete and correct copies of such documents as of the date of this Agreement. As used in this Agreement, the word "SUBSIDIARY", when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles ("GAAP"), and the terms "MERCANTILE BANKSHARES SUBSIDIARY" and "PNC SUBSIDIARY" shall mean any direct or indirect Subsidiary of Mercantile Bankshares or PNC, respectively.

          (d) The deposit accounts of each of Mercantile-Safe Deposit and Trust Company, The Annapolis Banking and Trust Company, The Citizens National Bank, Farmers & Mechanics Bank, Marshall National Bank and Trust Company, Mercantile County Bank, Mercantile Eastern Shore Bank, Mercantile Peninsula Bank, Mercantile Southern Maryland Bank, The National Bank of Fredericksburg, Westminster Union Bank ("MERCANTILE BANK SUBSIDIARIES") are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

          (e) The minute books of Mercantile Bankshares and Mercantile-Safe Deposit and Trust Company were previously made available to PNC and contain true, complete and correct records of all meetings and other corporate actions held or taken since January 1, 2003 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

          3.2 CAPITALIZATION. (a) The authorized capital stock of Mercantile Bankshares consists of 200,000,000 shares of Mercantile Bankshares Common Stock, of which, as of September 30, 2006 (the "MERCANTILE BANKSHARES CAPITALIZATION DATE"), 125,474,855 shares were issued and outstanding, which includes all of the Mercantile Bankshares Restricted Shares outstanding as of the Mercantile Bankshares Capitalization Date, and 2,000,000 shares of preferred stock, without par value ("MERCANTILE BANKSHARES PREFERRED STOCK"), of which, as of the Mercantile Bankshares Capitalization Date, no shares were issued and outstanding. As of the Mercantile Bankshares Capitalization Date, no shares of Mercantile Bankshares Common Stock or Mercantile Bankshares Preferred Stock were reserved for issuance except for (x) shares of Mercantile Bankshares Common Stock reserved for issuance in connection with stock options under the Mercantile Bankshares Stock Plans to purchase 3,259,612 shares of Mercantile Bankshares Common Stock outstanding as of the Mercantile Bankshares Capitalization Date, (y) in connection with 732,547 shares of Mercantile Bankshares Common Stock issuable upon settlement of the Mercantile Bankshares PSUs and RSUs outstanding as of the Mercantile Bankshares Capitalization Date and (z) shares of Mercantile Bankshares Preferred Stock reserved for issuance pursuant to the Mercantile Bankshares Rights Agreement. All of the issued and outstanding shares of Mercantile Bankshares Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote ("VOTING DEBT") of Mercantile Bankshares are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement and the Mercantile Bankshares

Rights Agreement, including with respect to the Mercantile Bankshares Stock Plans as set forth herein, Mercantile Bankshares does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Mercantile Bankshares Common Stock, Mercantile Bankshares Preferred Stock, Voting Debt or any other equity securities of Mercantile Bankshares or any securities representing the right to purchase or otherwise receive any shares of Mercantile Bankshares Common Stock, Mercantile Bankshares Preferred Stock, Voting Debt or other equity securities of Mercantile Bankshares. As of the date of this Agreement, there are no contractual obligations of Mercantile Bankshares or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Mercantile Bankshares or any equity security of Mercantile Bankshares or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Mercantile Bankshares or its Subsidiaries or (ii) pursuant to which Mercantile Bankshares or any of its Subsidiaries is or could be required to register shares of Mercantile Bankshares capital stock or other securities under the Securities Act of 1933, as amended (the "SECURITIES ACT"). Mercantile Bankshares has provided PNC with a true, complete and correct list of the aggregate number of shares of Mercantile Bankshares Common Stock issuable upon the exercise of each stock option and settlement of each Mercantile Bankshares PSU granted under the Mercantile Bankshares Stock Plans that was outstanding as of the Mercantile Bankshares Capitalization Date and the aggregate weighted average exercise price for each such Mercantile Bankshares stock option. Other than the Mercantile Bankshares Options, Mercantile Bankshares Restricted Shares and Mercantile Bankshares PSUs, no other equity-based awards are outstanding as of the Mercantile Bankshares Capitalization Date. Since the Mercantile Bankshares Capitalization Date through the date hereof, Mercantile Bankshares has not (A) issued or repurchased any shares of Mercantile Bankshares Common Stock, Mercantile Bankshares Preferred Stock, Voting Debt or other equity securities of Mercantile Bankshares other than the issuance of shares of Mercantile Bankshares Common Stock in connection with the exercise of stock options to purchase Mercantile Bankshares Common Stock granted under the Mercantile Bankshares Stock Plans that were outstanding on the Mercantile Bankshares Capitalization Date or
(B) issued or awarded any options, restricted shares or any other equity-based awards under any of the Mercantile Bankshares Stock Plans.

          (b) Except for any director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Mercantile Bankshares are owned by Mercantile Bankshares, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances ("LIENS"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. ss. 55) and free of preemptive rights. No such Mercantile Bankshares Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

          3.3 AUTHORITY; NO VIOLATION. (a) Mercantile Bankshares has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Mercantile Bankshares. On or prior to the date hereof, and subject to Section 6.3, the Board of Directors of Mercantile Bankshares has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Mercantile Bankshares and its stockholders and has directed that the Merger, on the terms and conditions set forth in this Agreement, be submitted to Mercantile Bankshares's stockholders for consideration at a duly held meeting of such stockholders and, except for the approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Mercantile Bankshares Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Mercantile Bankshares are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Mercantile Bankshares and (assuming due authorization, execution and delivery by PNC) constitutes the valid and binding obligation of Mercantile Bankshares, enforceable against Mercantile Bankshares in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

          (b) Neither the execution and delivery of this Agreement nor the consummation by Mercantile Bankshares of the transactions contemplated, nor compliance by Mercantile Bankshares with any of the terms or provisions of this Agreement, will (i) violate any provision of the Mercantile Bankshares Charter or the Mercantile Bankshares By-laws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made,
(A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Mercantile Bankshares, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Mercantile Bankshares or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Mercantile Bankshares or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

          3.4 CONSENTS AND APPROVALS. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD") under the BHC Act and approval of such applications and notices, (ii) the filing of any required applications, filings or notices with any other federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a "GOVERNMENTAL ENTITY") and approval of such applications, filings and notices (the "OTHER REGULATORY APPROVALS"), (iii) the filing with the Securities and Exchange Commission (the "SEC") of a Proxy Statement in definitive form relating to the meeting of Mercantile Bankshares's stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the "PROXY STATEMENT") and of a registration statement on Form S-4 (the "FORM S-4") in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania pursuant to the PBCL and the filing of the Articles of Merger with the Maryland State Department of Assessments and Taxation pursuant to the MGCL, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable industry self-regulatory organization ("SRO"), and the rules of the Nasdaq, or that are required under consumer finance, mortgage banking and other similar laws, (vi) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of PNC Common Stock pursuant to this Agreement and approval of listing of such PNC Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Mercantile Bankshares of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Mercantile Bankshares of this Agreement.

          3.5 REPORTS; REGULATORY MATTERS. (a) Mercantile Bankshares and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2005 with (i) the Federal Reserve Board,
(ii) the FDIC, (iii) the Office of the Comptroller of the Currency, (iv) any state banking, insurance commission or other state regulatory authority, including the Commissioner of Financial Regulation of Maryland and the Delaware State Bank Commissioner, (v) the SEC, (vi) any foreign regulatory authority and
(vii) any SRO (collectively, "REGULATORY AGENCIES") and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2005, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Mercantile Bankshares and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2005 or has pending any proceeding, enforcement action or, to the knowledge of Mercantile Bankshares, investigation into the business, disclosures or operations of Mercantile Bankshares or any of its Subsidiaries. Since January 1, 2005, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Mercantile Bankshares, investigation into the business, disclosures or operations of Mercantile Bankshares or any of its Subsidiaries. There is no unresolved violation, criticism, comment or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of Mercantile Bankshares or any of its Subsidiaries. Since January 1, 2005, there has been no formal or, with respect to the Federal Reserve Board, FDIC, the OCC, the SEC, the NASD and state banking regulators only, informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Mercantile Bankshares or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Mercantile Bankshares's ordinary course of business).

          (b) Neither Mercantile Bankshares nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2005 a recipient of any supervisory letter from, or since January 1, 2005 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business (or, as applicable, its operations as a financial subsidiary of a national bank under the Gramm-Leach-Bliley Act of 1999), other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each item in this sentence, a "MERCANTILE BANKSHARES REGULATORY AGREEMENT"), nor has Mercantile Bankshares or any of its Subsidiaries been advised since January 1, 2005 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Mercantile Bankshares Regulatory Agreement. Each of the Mercantile Bank Subsidiaries is and, to the knowledge of Mercantile Bankshares there has not been any event or occurrence since January 1, 2005 that could reasonably be expected to result in a determination that any Mercantile Bank Subsidiary is not, "well capitalized" and "well managed" as a matter of U.S. federal banking law. Each of the Mercantile Bank Subsidiaries has at least a "satisfactory" rating under the U.S. Community Reinvestment Act.

          (c) Mercantile Bankshares has previously made available to PNC an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Mercantile Bankshares since January 1, 2005 pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and prior to the date of this Agreement (the "MERCANTILE BANKSHARES SEC REPORTS") and (ii) communication mailed by Mercantile Bankshares to its stockholders since January 1, 2005 and prior to the date of this Agreement. No such Mercantile Bankshares SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, all Mercantile Bankshares SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

          3.6 FINANCIAL STATEMENTS. (a) The financial statements of Mercantile Bankshares and its Subsidiaries included (or incorporated by reference) in the Mercantile Bankshares SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Mercantile Bankshares and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Mercantile Bankshares and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount),
(iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Mercantile Bankshares and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP has not resigned or been dismissed as independent public accountants of Mercantile Bankshares as a result of or in connection with any disagreements with Mercantile Bankshares on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b) Neither Mercantile Bankshares nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Mercantile Bankshares included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2006 or in connection with this Agreement and the transactions contemplated hereby.

          (c) The records, systems, controls, data and information of Mercantile Bankshares and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Mercantile Bankshares or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Mercantile Bankshares. Mercantile Bankshares (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Mercantile Bankshares, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Mercantile Bankshares by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Mercantile Bankshares's outside auditors and the audit committee of Mercantile Bankshares's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Mercantile Bankshares's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Mercantile Bankshares's internal controls over financial reporting. These disclosures were made in writing by management to Mercantile Bankshares's auditors and audit committee and a copy has previously been made available to PNC. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the "SARBANES-OXLEY ACT"), without qualification, when next due.

          (d) Since December 31, 2005, (i) through the date hereof, neither Mercantile Bankshares nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Mercantile Bankshares or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Mercantile Bankshares or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Mercantile Bankshares or any of its Subsidiaries, whether or not employed by Mercantile Bankshares or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Mercantile Bankshares or any of its officers, directors, employees or agents to the Board of Directors of Mercantile Bankshares or any committee thereof or to any director or officer of Mercantile Bankshares.

          3.7 BROKER'S FEES. Neither Mercantile Bankshares nor any Mercantile Bankshares Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section
3.7 of the Mercantile Bankshares Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to PNC.

          3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Since December 31, 2005, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Mercantile Bankshares. As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" means, with respect to PNC, Mercantile Bankshares or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (PROVIDED, HOWEVER, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks or savings associations and their holding companies generally, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global or national or regional political conditions (including the outbreak of war or acts of terrorism) or in general or regional economic or market conditions affecting banks, savings associations or their holding companies generally except to the extent that such changes in general or regional economic or market conditions have a materially disproportionate adverse effect on such party or (D) public disclosure of this Agreement or the transactions contemplated hereby), including the impact thereof on customers and employees, or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

          (b) Since December 31, 2005 through and including the date of this Agreement, Mercantile Bankshares and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

          (c) Since June 30, 2006 through and including the date of this Agreement, neither Mercantile Bankshares nor any of its Subsidiaries has (i) except for (A) normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the

Exchange Act) made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of June 30, 2006, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11 of the Mercantile Bankshares Disclosure Schedule, as in effect as of the date hereof ), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of Mercantile Bankshares Common Stock, any restricted shares of Mercantile Bankshares Common Stock or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange
Act) made in the ordinary course of business consistent with past practice under the Mercantile Bankshares Stock Plans (e.g., annual grants and new-hire grants), and other than as publicly disclosed, (iii) except as required by applicable law or GAAP (e.g., SFAS 123(R)), changed any accounting methods, principles or practices of Mercantile Bankshares or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (iv) suffered any strike, work stoppage, slow-down, or other labor disturbance.

          3.9 LEGAL PROCEEDINGS. (a) Neither Mercantile Bankshares nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Mercantile Bankshares's knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Mercantile Bankshares or any of its Subsidiaries.

          (b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Mercantile Bankshares, any of its Subsidiaries or the assets of Mercantile Bankshares or any of its Subsidiaries.

          3.10 TAXES AND TAX RETURNS. (a) Each of Mercantile Bankshares and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has timely paid all Taxes shown thereon as arising and has duly and timely paid all material Taxes that are due and payable or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Mercantile Bankshares's most recent consolidated financial statements. Neither Mercantile Bankshares nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. The federal income Tax returns of Mercantile Bankshares and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") for all years to and including 2002. There are no material disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes or assessments upon Mercantile Bankshares or any of its Subsidiaries for which Mercantile Bankshares does not have reserves that are adequate under GAAP on Mercantile Bankshares's most recent consolidated financial statements. Neither Mercantile Bankshares nor any of its

Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Mercantile Bankshares and its Subsidiaries). Neither Mercantile Bankshares nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Mercantile Bankshares) or (B) has any liability for the Taxes of any person (other than Mercantile Bankshares or any of its Subsidiaries) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. Neither Mercantile Bankshares nor any of its Subsidiaries has been, within the past two years or otherwise as part of a "plan (or series of related transaction)" within the meaning of
Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Mercantile Bankshares nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulation section 1.6011-4(b)(1).

          (b) As used in this Agreement, the term "TAX" or "TAXES" means (i) all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

          (c) As used in this Agreement, the term "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a governmental entity.

          3.11 EMPLOYEE MATTERS. (a) Section 3.11 of the Mercantile Bankshares Disclosure Schedule sets forth a true, complete and correct list of each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment for the benefit of any employee, former employee, director or former director of Mercantile Bankshares or any of its Subsidiaries entered into, maintained or contributed to by Mercantile Bankshares or any of its Subsidiaries or to which Mercantile Bankshares or any of its Subsidiaries is obligated to contribute (such plans, programs, agreements and commitments, herein referred to as the "MERCANTILE BANKSHARES BENEFIT PLANS"); PROVIDED, HOWEVER, that Mercantile Bankshares Benefit Plan shall exclude any plan, program, agreement or commitment that has been terminated and for which neither Mercantile Bankshares nor any of its Subsidiaries has any liability.

          (b) With respect to each Mercantile Bankshares Benefit Plan, Mercantile Bankshares has made available to PNC true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Mercantile Bankshares Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the most recent summary plan description, if any;
(iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the IRS; (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or documents of any other funding arrangements; and (vii) all material amendments, modifications or supplements to any such document described in clauses (ii) through (v) and all amendments, modifications or supplements to any such documents described in clauses (i) and (vi).

          (c) Mercantile Bankshares and each of its Subsidiaries have operated and administered each Mercantile Bankshares Benefit Plan in compliance with all applicable laws and the terms of each such plan. The terms of each Mercantile Bankshares Benefit Plan are in compliance with all applicable laws. Except as provided in Section 3.11(c) of the Mercantile Bankshares Disclosure Schedule, each Mercantile Bankshares Benefit Plan that is intended to be "qualified" under
Section 401 and/or 409 of the Code has received a favorable determination letter from the IRS to such effect and, to the knowledge of Mercantile Bankshares, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Mercantile Bankshares Benefit Plan. There are no pending or, to the knowledge of Mercantile Bankshares, threatened or anticipated claims by, on behalf of or against any of the Mercantile Bankshares Benefit Plans or any assets thereof (other than routine claims for benefits). All contributions, premiums and other payments required to be made with respect to any Mercantile Bankshares Benefit Plan have been made on or before their due dates under applicable law and the terms of such Mercantile Bankshares Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Mercantile Bankshares Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of Mercantile Bankshares included in the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since June 30, 2006.

          (d) With respect to each Mercantile Bankshares Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code:
(i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Plan equaled or exceeded the actuarial present value of all accrued benefits under such Mercantile Bankshares Benefit Plan (whether or not vested) as of the date of the most recent actuarial valuation prior to the date hereof; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (iv) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Mercantile Bankshares or any of its subsidiaries; and (vi) the PBGC has not instituted proceedings to terminate any such Plan and, to Mercantile Bankshares's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan. No Mercantile Bankshares Benefit Plan is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of

ERISA, respectively. Neither Mercantile Bankshares nor any of its Subsidiaries has incurred, to the knowledge of Mercantile Bankshares, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty Tax, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the Mercantile Bankshares Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to Mercantile Bankshares or any of its Subsidiaries. There does not now exist, nor do any circumstances exist that could reasonably result in, any Controlled Group Liability that would be a liability of Mercantile Bankshares or any of its Subsidiaries following the Closing. "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA,
(iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Mercantile Bankshares Benefit Plans listed in Section 3.11(a) of the Disclosure Schedule.

          (e) Except as set forth in Section 3.11(e) of the Mercantile Bankshares Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Mercantile Bankshares or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

          (f) Neither Mercantile Bankshares nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and, to the knowledge of Mercantile Bankshares, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Mercantile Bankshares or any of its Subsidiaries. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of Mercantile Bankshares, threatened and neither Mercantile Bankshares nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither Mercantile Bankshares nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of Mercantile Bankshares and its Subsidiaries are in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices or similar prohibited practices.

          3.12 COMPLIANCE WITH APPLICABLE LAW. (a) Mercantile Bankshares and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and are in compliance in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Mercantile Bankshares or any of its Subsidiaries.

          (b) Since the enactment of the Sarbanes-Oxley Act, Mercantile Bankshares has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.

          3.13 CERTAIN CONTRACTS. (a) Neither Mercantile Bankshares nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) which, upon execution of this Agreement or consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from PNC, Mercantile Bankshares, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee of Mercantile Bankshares or any Subsidiary thereof, (iii) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Mercantile Bankshares SEC Reports filed prior to the date hereof, (iv) that contains (A) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect the ability of Mercantile Bankshares or its Subsidiaries or their businesses or, following consummation of the Merger, PNC or its Subsidiaries, to solicit customers or the manner in which, or the localities in which, all or any portion of the business of Mercantile Bankshares or its Subsidiaries or, following consummation of the transactions contemplated by this Agreement, PNC or its Subsidiaries, is or would be conducted or (B) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Mercantile Bankshares or any of its Subsidiaries or, following consummation of the Merger, PNC or its Subsidiaries, to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, (v) with or to a labor union or guild (including any collective bargaining agreement), or (vi) containing a "most favored nation" clause or other similar term providing preferential pricing or treatment to a party (other than Mercantile Bankshares or its Subsidiaries) that is material to Mercantile Bankshares or its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Mercantile Bankshares Disclosure Schedule, is referred to as an "MERCANTILE BANKSHARES CONTRACT," and neither Mercantile Bankshares nor any of its Subsidiaries knows of, or has received notice of, any violation of any Mercantile Bankshares Contract by any of the other parties thereto.

          (b) (i) Each Mercantile Bankshares Contract is valid and binding on Mercantile Bankshares or its applicable Subsidiary and is in full force and effect, (ii) Mercantile Bankshares and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Mercantile Bankshares Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Mercantile Bankshares or any of its Subsidiaries under any such Mercantile Bankshares Contract.

          3.14 RISK MANAGEMENT INSTRUMENTS. (a) "DERIVATIVE TRANSACTIONS" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; PROVIDED that, for the avoidance of doubt, the term "DERIVATIVE TRANSACTIONS" shall not include any Mercantile Bankshares Stock Option.

          (b) All Derivative Transactions outstanding on the date hereof, whether entered into for the account of Mercantile Bankshares or any of its Subsidiaries or for the account of a customer of Mercantile Bankshares or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Mercantile Bankshares and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of Mercantile Bankshares or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. Mercantile Bankshares and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Mercantile Bankshares's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

          3.15 INVESTMENT SECURITIES. (a) Each of Mercantile Bankshares and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Mercantile Bankshares or its Subsidiaries. Such securities are valued on the books of Mercantile Bankshares in accordance with GAAP in all material respects.

          (b) Mercantile Bankshares and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the "POLICIES, PRACTICES AND PROCEDURES") which Mercantile Bankshares believes are prudent and reasonable in the context of such businesses.

          3.16 LOAN PORTFOLIO. (a) Section 3.16(a) of the Mercantile Bankshares Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of September 30, 2006, of all loan agreements, notes or borrowing arrangements (including leases and credit enhancements) payable to Mercantile Bankshares or its Subsidiaries (collectively, "LOANS"), other than "non-accrual" Loans, and (ii) the aggregate outstanding principal amount, as of September 30, 2006, of all "non-accrual" Loans. As of September 30, 2006, Mercantile

Bankshares and its Subsidiaries, taken as a whole, did not have outstanding Loans and assets classified as "Other Real Estate Owned" with an aggregate then outstanding, fully committed principal amount in excess of that amount set forth on Section 3.16(a) of the Mercantile Bankshares Disclosure Schedule.

          (b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by Mercantile Bankshares or its Subsidiaries, and all such Loans purchased, administered or serviced by Mercantile Bankshares or its Subsidiaries, were made or purchased and are administered or serviced, as applicable, in accordance with customary lending standards of Mercantile Bankshares or its Subsidiaries, as applicable. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and Mercantile Bankshares or its Subsidiaries has complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

          (c) None of the agreements pursuant to which Mercantile Bankshares or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

          (d) Each of Mercantile Bankshares and each Mercantile Bankshares Subsidiary, as applicable, is approved by and is in good standing (i) as a supervised mortgagee by the Department of Housing and Urban Development to originate and service Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association; (iii) by the Department of Veteran's Affairs to originate and service VA loans; and (iv) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation to originate and service conventional residential mortgage Loans (each such entity being referred to herein as an "AGENCY" and, collectively, the "AGENCIES").

          (e) None of Mercantile Bankshares or any of its Subsidiaries is now nor has it ever been since January 1, 2005 subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from any Agency or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. Neither Mercantile Bankshares nor any of its Subsidiaries has received any notice that any Agency proposes to limit or terminate the underwriting authority of Mercantile Bankshares or any of its Subsidiaries or to increase the guarantee fees payable to any such Agency.

          (f) Each of Mercantile Bankshares and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the

Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

          3.17 PROPERTY. Mercantile Bankshares or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Mercantile Bankshares SEC Reports as being owned by Mercantile Bankshares or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "OWNED PROPERTIES"), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, "PERMITTED ENCUMBRANCES"), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Mercantile Bankshares SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "LEASED PROPERTIES" and, collectively with the Owned Properties, the "REAL PROPERTY"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Mercantile Bankshares's knowledge, the lessor. There are no pending or, to the knowledge of Mercantile Bankshares, threatened condemnation proceedings against the Real Property. Mercantile Bankshares and its Subsidiaries are in compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

          3.18 INTELLECTUAL PROPERTY. Mercantile Bankshares and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by Mercantile Bankshares and its Subsidiaries does not, to the knowledge of Mercantile Bankshares, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Mercantile Bankshares or any Subsidiary acquired the right to use any Intellectual Property. No person is challenging, infringing on or otherwise violating any right of Mercantile Bankshares or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Mercantile Bankshares or its Subsidiaries. Neither Mercantile Bankshares nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Mercantile Bankshares and its Subsidiaries and no Intellectual Property owned and/or licensed by Mercantile Bankshares or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "INTELLECTUAL PROPERTY" means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

          3.19 ENVIRONMENTAL LIABILITY. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of Mercantile Bankshares or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against Mercantile Bankshares or any of its Subsidiaries. To the knowledge of Mercantile Bankshares, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of Mercantile Bankshares or any of its Subsidiaries. Neither Mercantile Bankshares nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

          3.20 INVESTMENT ADVISER SUBSIDIARIES; FUNDS; CLIENTS. (a) For purposes of this Agreement, a "MERCANTILE BANKSHARES ADVISORY ENTITY" means, if applicable, Mercantile Bankshares and any of its Subsidiaries that provides investment management, investment advisory or sub-advisory services to any person (including management and advice provided to separate accounts and participation in wrap fee programs); "MERCANTILE BANKSHARES ADVISORY Contract" means each contract for such services provided by a Mercantile Bankshares Advisory Entity; "MERCANTILE BANKSHARES ADVISORY CLIENT" means each party to a Mercantile Bankshares Advisory Contract other than the applicable Mercantile Bankshares Advisory Entity or any other advisory client of Mercantile Bankshares for purposes of the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the "INVESTMENT ADVISERS ACT"); "MERCANTILE BANKSHARES FUND CLIENT" means each Mercantile Bankshares Advisory Client that is required to be registered as an investment company under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the "INVESTMENT COMPANY ACT"); and "SPONSORED" means, when used with respect to any Mercantile Bankshares Fund Client, any such Mercantile Bankshares Fund Client a majority of the officers of which are employees of Mercantile Bankshares or any Mercantile Bankshares Subsidiary or of which Mercantile Bankshares or any Mercantile Bankshares Subsidiary holds itself out as the sponsor.

          (b) Each Sponsored Mercantile Bankshares Fund Client and Mercantile Bankshares Advisory Entity (i) has since January 1, 2005 operated and is currently operating in compliance with all laws, regulations, rules, judgments, orders or rulings of any Governmental Entity applicable to it or its business and (ii) has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets as presently conducted. There is no action, suit, proceeding or investigation pending or, to the knowledge of Mercantile Bankshares, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals.

          (c) Each Mercantile Bankshares Advisory Entity is in compliance with each Mercantile Bankshares Advisory Contract to which it is a party.

          (d) The accounts of each Mercantile Bankshares Advisory Client subject to ERISA have been managed by the applicable Mercantile Bankshares Advisory Entity in compliance with the applicable requirements of ERISA.

          (e) Neither Mercantile Bankshares nor any Mercantile Bankshares Advisory Entity nor any "affiliated person" (as defined in the Investment Company Act) of any of them is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; none of Mercantile Bankshares, any Mercantile Bankshares Advisory Entity or any "person associated with an investment adviser" (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203(e) or (f) of the Investment Advisers Act to serve as an investment adviser or as a person associated with a registered investment adviser; and none of Mercantile Bankshares, any Mercantile Bankshares Advisory Entity or any "associated person" (as defined in the Exchange Act) of any of them is ineligible pursuant to
Section 15(b) of the Exchange Act to serve as a broker-dealer or as an associated person to a registered broker-dealer.

          (f) Mercantile Bankshares has made available to PNC true, correct and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since January 1, 2005 by each Mercantile Bankshares Advisory Entity that is required to be registered as an investment adviser under the Investment Advisers Act, reflecting all amendments thereto to the date hereof (each, a "FORM ADV"). The Forms ADV are in material compliance with the applicable requirements of the Investment Advisers Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2005, each Mercantile Bankshares Advisory Entity has made available to each Mercantile Bankshares Advisory Client its Form ADV to the extent required by the Investment Advisers Act.

          (g) Mercantile Bankshares has made available to PNC true, correct and complete copies of all deficiency letters and inspection reports or similar documents furnished to Mercantile Bankshares by the SEC since January 1, 2005 and Mercantile Bankshares's responses thereto, if any.

          3.21 BROKER-DEALER SUBSIDIARIES. (a) Each Mercantile Bankshares Subsidiary that is a broker-dealer (a "BROKER-DEALER SUBSIDIARY") is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in compliance in all material respects with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof. Each Broker-Dealer Subsidiary is a member in good standing with all required SROs and in compliance in all material respects with all applicable rules and regulations of such SROs. Each Broker-Dealer Subsidiary and registered representative is duly registered, licensed or qualified as a broker-dealer or registered representative under, and in compliance in all material respects with, the applicable laws and regulations of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing. There is no action, suit, proceeding or investigation pending or, to the knowledge of Mercantile Bankshares, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

          (b) Mercantile Bankshares has made available to PNC true, correct and complete copies of each Broker-Dealer Subsidiary's Uniform Application for Broker-Dealer Registration on Form BD filed since January 1, 2005, reflecting all amendments thereto to the date hereof (each, a "FORM BD"). The Forms BD of the Broker-Dealer Subsidiaries are in compliance in all material respects with the applicable requirements of the Exchange Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c) None of the Broker-Dealer Subsidiaries nor any "associated person" thereof (i) is subject to a "statutory disqualification" as such terms are defined in the Exchange Act, or (ii) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act.

          (d) Subject to the foregoing, neither Mercantile Bankshares nor its Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any laws or regulations.

          3.22 STATE TAKEOVER LAWS; RIGHTS AGREEMENT. (a) The Board of Directors of Mercantile Bankshares has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Sections 3-601 to 3-604 and 3-701 to 3-709 of the MGCL and, to the knowledge of Mercantile Bankshares, any similar "moratorium," "control share," "fair price," "takeover" or "interested stockholder" law (any such laws, "TAKEOVER STATUTES").

          (b) Mercantile Bankshares has taken all action necessary or appropriate so that the entering into of this Agreement, and the consummation of the transactions contemplated hereby (individually or in conjunction with any other event) do not and will not result in the ability of any Person to exercise any rights under the Mercantile Bankshares Rights Agreement or enable or require such rights to separate from the shares of Mercantile Bankshares Common Stock to which they are attached or to be triggered or become exercisable or unredeemable. No "Separation Time" or "Stock Acquisition Date" (as such terms are defined in the Mercantile Bankshares Rights Agreement) has occurred. Mercantile Bankshares has duly adopted an amendment to the Mercantile Bankshares Rights Agreement in the form previously provided to PNC.

          3.23 REORGANIZATION; APPROVALS. As of the date of this Agreement, Mercantile Bankshares (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

          3.24 OPINION. Prior to the execution of this Agreement, the Mercantile Bankshares Board of Directors has received an opinion from Sandler O'Neill & Partners, L.P. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of Mercantile Bankshares from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

          3.25 MERCANTILE BANKSHARES INFORMATION. The information relating to Mercantile Bankshares and its Subsidiaries that is provided by Mercantile Bankshares or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Mercantile Bankshares and other portions within the reasonable control of Mercantile Bankshares (but excluding any information relating to PNC and its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.


                                   ARTICLE IV


                      REPRESENTATIONS AND WARRANTIES OF PNC

          Except as disclosed in (i) the PNC SEC Reports filed prior to the date hereof and reasonably apparent that such disclosure is relevant to one or more representations or warranties contained in Article IV, or (ii) the disclosure schedule (the "PNC DISCLOSURE SCHEDULE") delivered by PNC to Mercantile Bankshares prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of PNC's covenants contained herein, PROVIDED, HOWEVER, that disclosure in any Section of such PNC Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, and PROVIDED FURTHER that, notwithstanding anything in this Agreement to the contrary, (A) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, and

(B) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on PNC), PNC hereby represents and warrants to Mercantile Bankshares as follows:

          4.1 CORPORATE ORGANIZATION. (a) PNC is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. PNC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. PNC is duly registered as a bank holding company under the BHC Act and is a financial holding company pursuant to
Section 4(1) of the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Articles of Incorporation of PNC (the "PNC ARTICLES") and the By-laws of PNC (the "PNC BYLAWS"), as in effect as of the date of this Agreement, have previously been made available to Mercantile Bankshares.

          (b) Each PNC Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.

          (c) The deposit accounts of each of PNC Bank, N.A. and PNC Bank, Delaware ("PNC BANK SUBSIDIARIES") are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

          4.2 CAPITALIZATION. (a) The authorized capital stock of PNC consists of (i) 800,000,000 authorized shares of PNC Common Stock, of which, as of October 2, 2006 (the "PNC CAPITALIZATION DATE"), 293,716,916 were issued and outstanding, and (ii) 20,000,000 authorized shares of preferred stock, par value $1.00 per share ("PNC PREFERRED STOCK"), of which 98,583 shares have been designated as $1.80 Cumulative Convertible Preferred Stock - Series A ("PNC SERIES A PREFERRED STOCK"), of which 6,947 shares are outstanding, 38,542 shares have been designated as $1.80 Cumulative Convertible Preferred Stock - Series B ("PNC SERIES B PREFERRED STOCK"), of which 1,449 shares are outstanding, 1,433,935 shares have been designated as $1.60 Cumulative Convertible Preferred Stock-Series C ("PNC SERIES C PREFERRED STOCK"), of which 147,408 shares are outstanding, 1,766,140 shares have been designated as $1.80 Cumulative Convertible Preferred Stock-Series D ("PNC SERIES D PREFERRED STOCK"), of which 199,794 shares are outstanding, 338,100 shares have been designated as $2.60 Cumulative Nonvoting Preferred Stock, Series E ("PNC SERIES E PREFERRED STOCK"), of which no shares are outstanding, 6,000 shares have been designated as Fixed/Adjustable Rate Noncumulative Preferred Stock, Series F ("PNC SERIES F PREFERRED STOCK"), of which no shares are outstanding, and 450,000 shares have been designated as Series G Junior Participating Preferred Share Purchase Rights ("PNC SERIES G PREFERRED STOCK"). As of the PNC Capitalization Date, no shares of PNC Common Stock were held in PNC's treasury. As of the PNC Capitalization Date, no shares of PNC Common Stock or PNC Preferred Stock were reserved for issuance, except for (i) 16,703,000 shares of PNC Common Stock reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of PNC or a Subsidiary of PNC in effect as of the date of this Agreement (the "PNC STOCK PLANS"), (ii) 2,129,294 shares of PNC Common Stock available for issuance pursuant to PNC's dividend reinvestment plan and (iii) 645,838 shares of PNC Common Stock reserved for issuance pursuant to the PNC Series A Preferred Stock, PNC Series B Preferred Stock, the PNC Series C Preferred Stock and the PNC Series D Preferred Stock (the "CONVERTIBLE PREFERRED STOCK"). All of the issued and outstanding shares of PNC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of PNC is issued or outstanding. As of the PNC Capitalization Date, except pursuant to this Agreement, the PNC Stock Plans, the Convertible Preferred Stock, PNC's dividend reinvestment plan and stock repurchase plans entered into by PNC from time to time, and the PNC Rights Agreement, PNC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of PNC Common Stock, PNC Preferred Stock, Voting Debt of PNC or any other equity securities of PNC or any securities representing the right to purchase or otherwise receive any shares of PNC Common Stock, PNC Preferred Stock, Voting Debt of PNC or other equity securities of PNC. The shares of PNC Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

          (b) Except for director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of PNC are owned by PNC, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. ss. 55) and free of preemptive rights. No such PNC Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

          4.3 AUTHORITY; NO VIOLATION. (a) PNC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of PNC (by the unanimous vote of all directors present) and no other corporate proceedings on the part of PNC are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PNC and (assuming due authorization, execution and delivery by Mercantile Bankshares) constitutes the valid and binding obligation of PNC, enforceable against PNC in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

          (b) Neither the execution and delivery of this Agreement nor the consummation by PNC of the transactions contemplated hereby, nor compliance by PNC with any of the terms or provisions of this Agreement, will (i) violate any provision of the PNC Articles or the PNC Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to PNC, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of PNC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PNC or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound. Based on the representations of Mercantile Bankshares contained in Section 3.2, approval of the PNC shareholders is not necessary for the consummation by PNC of the Merger and the issuance of the Stock Consideration thereunder. Neither PNC nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that, to the knowledge of PNC, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business currently conducted by Mercantile Bankshares or its Subsidiaries.

          4.4 CONSENTS AND APPROVALS. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (ii) the Other Regulatory Approvals,
(iii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania pursuant to the PBCL and the filing of the Articles of Merger with the Maryland State Department of Assessments and Taxation pursuant to the MGCL, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NYSE, or that are required under consumer finance, mortgage banking and other similar laws, (vi) any notices or filings under the HSR Act, and (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of PNC Common Stock pursuant to this Agreement and approval of listing of such PNC Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by PNC of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by PNC of this Agreement.

          4.5 REPORTS; REGULATORY MATTERS. (a) PNC and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2005 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2005, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of PNC and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2005 or has pending any proceeding, enforcement action or, to the knowledge of PNC, investigation into the business, disclosures or operations of PNC or any of its Subsidiaries. Since January 1, 2005, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of PNC, investigation into the business, disclosures or operations of PNC or any of its Subsidiaries. There is no unresolved violation, criticism, or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of PNC or any of its Subsidiaries. Since January 1, 2005, there has been no formal or, with respect to the Federal Reserve Board, FDIC, the OCC, the SEC, the NASD and state banking regulators only, informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of PNC or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in PNC's ordinary course of business).

          (b) Neither PNC nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2005 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2005 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to bank holding companies or their Subsidiaries (each, a "PNC REGULATORY AGREEMENT"), nor has PNC or any of its Subsidiaries been advised since January 1, 2005 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such PNC Regulatory Agreement. Each of the PNC Bank Subsidiaries is and, to the knowledge of PNC there has not been any event or occurrence since January 1, 2005 that could reasonably be expected to result in a determination that any PNC Bank Subsidiary is not, "well capitalized" and "well managed" as a matter of U.S. federal banking law. Each of the PNC Bank Subsidiaries has at least a "satisfactory" rating under the U.S. Community Reinvestment Act.

          (c) PNC has previously made available to Mercantile Bankshares an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by PNC since January 1, 2005 pursuant to the Securities Act or the Exchange Act and prior to the date of this Agreement (the "PNC SEC REPORTS") and (ii) communication mailed by PNC to its stockholders since January 1, 2005 and prior to the date of this Agreement. No such PNC SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, all PNC SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

          4.6 FINANCIAL STATEMENTS. (a) The financial statements of PNC and its Subsidiaries included (or incorporated by reference) in the PNC SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of PNC and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of PNC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of PNC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Deloitte & Touche LLP has not resigned or been dismissed as independent public accountants of PNC as a result of or in connection with any disagreements with PNC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b) Neither PNC nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of PNC included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2006 or in connection with this Agreement and the transactions contemplated hereby.

          (c) The records, systems, controls, data and information of PNC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PNC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on PNC. PNC (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to PNC, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of PNC by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to PNC's outside auditors and the audit committee of PNC's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect PNC's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in PNC's internal controls over financial reporting. These disclosures were made in writing by management to PNC's auditors and audit committee and a copy has previously been made available to Mercantile Bankshares. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (d) Since December 31, 2005, (x) through the date hereof, neither PNC nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of PNC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that PNC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing PNC or any of its Subsidiaries, whether or not employed by PNC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by PNC or any of its officers, directors, employees or agents to the Board of Directors of PNC or any committee thereof or to any director or officer of PNC.

          4.7 BROKER'S FEES. Neither PNC nor any PNC Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the PNC Disclosure Schedule.

          4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Since December 31, 2005, no event or events have occurred that have had or are reasonably likely to have, individually, or in the aggregate, a Material Adverse Effect on PNC.

          (b) Since December 31, 2005 through and including the date of this Agreement, PNC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

          (c) Since June 30, 2006 through and including the date of this Agreement, neither PNC nor any of its Subsidiaries has changed any accounting methods, principles or practices of PNC or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, except as required by applicable law or GAAP.

          4.9 LEGAL PROCEEDINGS. (a) None of PNC or any of its Subsidiaries is a party to any, and there are no pending or, to the best of PNC's knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against PNC or any of its Subsidiaries.

          (b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their

Subsidiaries) imposed upon PNC, any of its Subsidiaries or the assets of PNC or any of its Subsidiaries.

          4.10 TAXES AND TAX RETURNS. Each of PNC and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has timely paid all Taxes shown thereon as arising and has duly and timely paid all material Taxes that are due and payable or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on PNC's most recent consolidated financial statements. There are no material disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes or assessments upon PNC or any of its Subsidiaries for which PNC does not have reserves that are adequate under GAAP.

          4.11 COMPLIANCE WITH APPLICABLE LAW. (a) PNC and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and are in compliance in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to PNC or any of its Subsidiaries.

          (b) Since the enactment of the Sarbanes-Oxley Act, PNC has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

          4.12 RISK MANAGEMENT INSTRUMENTS. All Derivative Transactions outstanding as of the date hereof (which for the avoidance of doubt shall not include any PNC stock option), whether entered into for the account of PNC or any PNC Subsidiary or for the account of a customer of PNC or any PNC Subsidiary, were duly authorized and entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by PNC or any PNC Subsidiary, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of PNC or a PNC Subsidiary enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. PNC and each applicable PNC Subsidiary have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to PNC's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

          4.13 PROPERTY. PNC or a PNC Subsidiary (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the PNC SEC

Reports as being owned by PNC or a PNC Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "PNC OWNED PROPERTIES"), free and clear of all Liens of any nature whatsoever, except Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such PNC SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "PNC LEASED PROPERTIES" and, collectively with the PNC Owned Properties, the "PNC REAL PROPERTY"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the PNC knowledge, the lessor. There are no pending or, to the knowledge of PNC, threatened condemnation proceedings against the PNC Real Property. PNC and its Subsidiaries are in compliance with all applicable health and safety related requirements for the PNC Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

          4.14 ENVIRONMENTAL LIABILITY. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of PNC or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against PNC or any of its Subsidiaries. To the knowledge of PNC, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of PNC or any of its Subsidiaries. Neither PNC nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

          4.15 REORGANIZATION; APPROVALS. As of the date of this Agreement, PNC
(a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

          4.16 AGGREGATE CASH CONSIDERATION. PNC has or will prior to the Closing have available to it sufficient funds to deliver the aggregate Cash Consideration.

          4.17 PNC INFORMATION. The information relating to PNC and its Subsidiaries that is provided by PNC or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to PNC and other portions within the reasonable control of PNC will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

          4.18 INVESTMENT SECURITIES. (a) Each of PNC and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of PNC or its Subsidiaries. Such securities are valued on the books of PNC in accordance with GAAP in all material respects.

          (b) PNC and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the "POLICIES, PRACTICES AND PROCEDURES") which PNC believes are prudent and reasonable in the context of such businesses.

          4.19 LOAN PORTFOLIO. (a) Section 4.19(a) of the PNC Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of September 30, 2006, of all Loans payable to PNC or its Subsidiaries, other than "non-accrual" Loans, and (ii) the aggregate outstanding principal amount, as of September 30, 2006, of all "non-accrual" Loans. As of September 30, 2006, PNC and its Subsidiaries, taken as a whole, did not have outstanding Loans and assets classified as "Other Real Estate Owned" with an aggregate then outstanding, fully committed principal amount in excess of that amount set forth on Section 4.19(a) of the PNC Disclosure Schedule.

          (b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by PNC or its Subsidiaries, and all such Loans purchased, administered or serviced by PNC or its Subsidiaries, were made or purchased and are administered or serviced, as applicable, in accordance with customary lending standards of PNC or its Subsidiaries, as applicable. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and PNC or its Subsidiaries has complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.


                                    ARTICLE V


                    COVENANTS RELATING TO CONDUCT OF BUSINESS

          5.1 CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of the other party, during the period from the date of this Agreement to the Effective Time, each of

Mercantile Bankshares and PNC shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Mercantile Bankshares or PNC to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

          5.2 MERCANTILE BANKSHARES FORBEARANCES. During the period from the date of this Agreement to the Effective Time, except as set forth in the Mercantile Bankshares Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, Mercantile Bankshares shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of PNC:

          (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds and FHLB advances, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements);

          (b) (i) adjust, split, combine or reclassify any of its capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except
(A) for regular quarterly cash dividends at a rate not in excess of $0.28 per share of Mercantile Bankshares Common Stock with record dates and payment dates consistent with the prior year, (B) dividends paid by any of the Subsidiaries of Mercantile Bankshares to Mercantile Bankshares or to any of its wholly-owned Subsidiaries, (C) the acceptance of shares of Mercantile Bankshares Common Stock in payment of the exercise price or withholding Taxes incurred by any employee or director in connection with the exercise of stock options or the vesting of restricted shares of (or settlement of other equity-based awards in respect of) Mercantile Bankshares Common Stock granted under a Mercantile Bankshares Stock Plan, in each case in accordance with past practice and the terms of the applicable Mercantile Bankshares Stock Plan and related award agreements), and
(D) dividends on the capital securities and common securities issued by each of James Monroe Statutory Trust I, James Monroe Statutory Trust II and James Monroe Statutory Trust III, in each case in accordance with the terms thereof;

(iii) grant any stock options, restricted shares or other equity-based award with respect to shares of Mercantile Bankshares Common Stock under any of the Mercantile Bankshares Stock

Plans or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

          (iv) issue any additional shares of capital stock or other securities except pursuant to the exercise of stock options or the settlement of other equity-based awards granted under a Mercantile Bankshares Stock Plan that are outstanding as of the date of this Agreement or are subsequently granted in accordance with terms hereof;

          (c) except as required by applicable law or the terms of any Mercantile Bankshares Benefit Plan as in effect on the date of this Agreement,
(i) increase the wages, salaries, or incentive compensation or incentive compensation opportunities of any employee of Mercantile Bankshares or any of its Subsidiaries other than normal increases in the ordinary course of business consistent with past practice for employees who are not (x) executive officers
(y) directors, or (z) employees of Mercantile Bankshares or its Subsidiaries who are party to change of control or severance agreements, increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any employee of Mercantile Bankshares or any of its Subsidiaries or otherwise pay any amount to which any employee of Mercantile Bankshares or any of its Subsidiaries is not entitled, or (ii) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, suspend or terminate any Mercantile Bankshares Benefit Plan other than as disclosed in Section 5.2(c) of the Mercantile Bankshares Disclosure Schedule and amendments made to comply with Section 409A of the Code or administrative amendments that do not increase the cost of operating the plan by more than an inconsequential amount;

          (d) sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement or entered into in accordance with the terms hereof;

          (e) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating, and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

          (f) make any material investment for its own account either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

          (g) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (h) amend its charter or bylaws;

          (i) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, except in consultation (in advance of any restructuring or material change except to the extent not commercially practicable) with PNC, or the manner in which the portfolio is classified or reported;

          (j) commence or settle any material claim, action or proceeding except settlements involving only monetary remedies in the ordinary course of business consistent with past practice not in excess of $500,000 individually or $2,000,000 in the aggregate for all such settlements effected after the date hereof;

          (k) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

          (l) implement or adopt any material change in its financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

          (m) enter into, renew or terminate, or make any payment not then required under, any Mercantile Bankshares Contract, other than entering into, renewing or terminating any Mercantile Bankshares Contracts in the ordinary course of business, consistent with past practice (other than any Mercantile Bankshares Contract (i) that contains (A) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect the ability of Mercantile Bankshares or its Subsidiaries or their businesses to solicit customers or the manner in which, or the localities in which, all or any portion of the business of Mercantile Bankshares or its Subsidiaries or, following consummation of the transactions contemplated by this Agreement, Parent or its Subsidiaries, is or would be conducted or (B) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Mercantile Bankshares or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, (ii) that calls for aggregate annual payments of $500,000 or more and which is not terminable on 60 days or less notice without payment of any termination fee or penalty or
(iii) that involves the lease of real property (other than lease renewals in the ordinary course of business);

          (n) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

          (o) file any application to establish, or to relocate or terminate the operations of, any banking office of Mercantile Bankshares or any Mercantile Bankshares Subsidiary; or

          (p) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

          5.3 PNC FORBEARANCES. Except as expressly permitted by this Agreement or with the prior written consent of Mercantile Bankshares, during the period from the date of this Agreement to the Effective Time, PNC shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the PNC Articles or the PNC Bylaws in a manner that would adversely effect Mercantile Bankshares, the stockholders of Mercantile

Bankshares or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would be reasonably expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement; (e) make or pay any extraordinary one-time dividend or distribution on shares of PNC Common Stock (other than any dividend or distribution of PNC Common Stock, e.g., a stock split); or (f) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.


                                   ARTICLE VI


                              ADDITIONAL AGREEMENTS

          6.1 REGULATORY MATTERS. (a) PNC and Mercantile Bankshares shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of PNC and Mercantile Bankshares shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Mercantile Bankshares shall thereafter mail or deliver the Proxy Statement to its stockholders. PNC shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Mercantile Bankshares shall furnish all information concerning Mercantile Bankshares and the holders of Mercantile Bankshares Common Stock as may be reasonably requested in connection with any such action.

          (b) Subject to the terms and conditions of this Agreement, the parties shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities (including, subject to the penultimate sentence of this Section 6.1(b), agreeing to and complying with any actions, conditions or restrictions required or imposed in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties and Governmental Entities). Mercantile Bankshares and PNC shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Mercantile Bankshares or PNC, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require PNC to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a material adverse effect (measured on a scale relative to Mercantile Bankshares and its Subsidiaries, taken as a whole) on either PNC or Mercantile Bankshares (a "MATERIALLY BURDENSOME REGULATORY CONDITION"). In addition, Mercantile Bankshares agrees to cooperate and use its reasonable best efforts to assist PNC in preparing and filing such petitions and filings, and in obtaining such permits, consents, approvals and authorizations of third parties and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of Mercantile Bankshares and PNC following consummation of the Merger.

          (c) Each of PNC and Mercantile Bankshares shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of PNC, Mercantile Bankshares or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

          (d) Each of PNC and Mercantile Bankshares shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any PNC Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

          6.2 ACCESS TO INFORMATION. (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Mercantile Bankshares and PNC shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. Neither Mercantile Bankshares nor PNC, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its

Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of September 29, 2006 (the "CONFIDENTIALITY AGREEMENT").

          (c) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

          6.3 STOCKHOLDER APPROVAL. Mercantile Bankshares shall call a special meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite stockholder approval required in connection with the Merger, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The board of directors of Mercantile Bankshares has adopted resolutions recommending to the stockholders of Mercantile Bankshares the adoption of this Agreement, and the board of directors of Mercantile Bankshares shall recommend to the stockholders of Mercantile Bankshares the approval and adoption of this Agreement. Notwithstanding the foregoing, the board of directors of Mercantile Bankshares may withdraw, modify, condition or refuse to recommend the adoption of this Agreement if the board of directors of Mercantile Bankshares determines, in good faith after consultation with its outside financial and legal advisors, that the failure to take such action would be inconsistent with its fiduciary obligations under applicable law. Notwithstanding any such withdrawal, modification, condition or refusal to recommend, this Agreement and such other matters shall be submitted to the stockholders for the purpose of approving the Agreement and such other matters, and nothing contained herein shall be deemed to relieve Mercantile Bankshares of such obligation, PROVIDED, HOWEVER, that if the Board of Directors of Mercantile Bankshares shall have withdrawn, modified, conditioned or refused to recommend the adoption of this Agreement and such other matters in accordance with the terms of this Agreement, then in submitting this Agreement to the stockholders of the Mercantile Bankshares, the board of directors of Mercantile Bankshares may submit this Agreement to the stockholders of Mercantile Bankshares without recommendation (although the resolutions approving and adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of Mercantile Bankshares may communicate the basis for its lack of a recommendation to the stockholders of Mercantile Bankshares in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law.

          6.4 AFFILIATES. Mercantile Bankshares shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Mercantile Bankshares to deliver to PNC, as soon as practicable after the date of this Agreement, and prior to the date of the meeting of the Mercantile Bankshares stockholders to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit A.

          6.5 NYSE LISTING. PNC shall cause the shares of PNC Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

          6.6 EMPLOYEE MATTERS. (a) PNC shall, or shall cause its applicable Subsidiaries to, provide to those individuals actively employed by Mercantile Bankshares or one of its Subsidiaries as of the Effective Time (collectively, the "COVERED EMPLOYEES") with (i) employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are either (x) substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage provided to such Covered Employees and the aggregate employee benefits and annual bonus opportunities provided to such Covered Employees under the Mercantile Bankshares Benefit Plans as in effect immediately prior to the Effective Time or (y) no less favorable, in the aggregate, than the compensation and benefit arrangements that are provided to similarly situated employees of PNC (provided that PNC will continue Mercantile Bankshares compensation and benefits until Mercantile Bankshares employees are converted to PNC's payroll system); and (ii) severance protection for any Covered Employee (other than for those Covered Employees covered by change of control or severance plans or agreements) who is terminated without cause during the one-year period following the Effective Time in amounts set forth on Section 6.6(a) of the Mercantile Bankshares Disclosure Schedule and otherwise on terms and conditions applicable to similarly situated employees of PNC; PROVIDED that nothing herein shall limit the right of PNC or any of its Subsidiaries to terminate the employment of any Covered Employee at any time.

          (b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by PNC or any of its Subsidiaries, other than Mercantile Bankshares or its Subsidiaries, PNC shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with Mercantile Bankshares or its Subsidiaries for purposes of eligibility and vesting and, except under defined benefit pension plans, benefit accrual under such employee benefit plan of PNC or any of its Subsidiaries to the same extent such service was recognized immediately prior to the Effective Time under a comparable Mercantile Bankshares Benefit Plan in which such Covered Employee was a participant immediately prior to the Effective Time; PROVIDED that for purposes of determining the level of credit based on service after the Effective Time under any cash balance pension plan in which Covered Employees participate after the Effective Time, PNC will provide credit for prior service of Covered Employees with Mercantile Bankshares or its Subsidiaries; PROVIDED, HOWEVER, that the recognition of service under this clause (i) shall not operate to duplicate any benefits with respect to the Covered Employee, and (ii) with respect to any health, dental or vision plan of PNC or any of its Subsidiaries (other than Mercantile Bankshares and its Subsidiaries) in which any Covered Employee is eligible to participate in the plan year that includes the year in which such Covered Employee is eligible to participate, (x) cause any pre-existing condition limitations under such PNC or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Mercantile Bankshares Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any medical or other health expenses incurred by such Covered Employee in the year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of PNC or any of its Subsidiaries.

          (c) From and after the Effective Time, PNC shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof but prior to the Effective Time with the prior written consent of PNC, each employment agreement and change in control agreement of Mercantile Bankshares and its Subsidiaries and the obligations of Mercantile Bankshares and its Subsidiaries as of the Effective Time under each deferred compensation plan or agreement.

          (d) Without limiting the generality of the final sentence of Section 9.10, nothing in this Section 6.6, express or implied is intended to or shall confer upon any other person including without limitation any Covered Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no provision of this Section 6.6 shall constitute an amendment of any Mercantile Bankshares Benefit Plan.

          6.7 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a "CLAIM"), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Mercantile Bankshares or any of its Subsidiaries or who is or was serving at the request of Mercantile Bankshares or any of its Subsidiaries as a director or officer of another person (the "INDEMNIFIED PARTIES"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of Mercantile Bankshares or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in the respective certificates or articles of incorporation or by-laws (or comparable organizational documents) of each party and/or its respective Subsidiaries, and any existing indemnification agreements, including those set forth in Section
6.7 of the Mercantile Bankshares Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time, except for those set forth in certificates or articles of incorporation or bylaws (or comparable organizational documents), which shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time, it being understood that nothing in this sentence shall require any amendment to the certificate of incorporation or by-laws of the Surviving Corporation.

          (b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses (including fees and expenses of counsel), fines, penalties, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Mercantile Bankshares or any Subsidiary of Mercantile Bankshares, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of PNC pursuant to
Section 6.8 hereof.

          (c) PNC shall cause the individuals serving as officers and directors of Mercantile Bankshares or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by Mercantile Bankshares (PROVIDED that PNC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; PROVIDED that in no event shall PNC be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by Mercantile Bankshares (which current amount is set forth in Section 6.7 of the Mercantile Bankshares Disclosure Schedule) for such insurance (the "INSURANCE AMOUNT"), and PROVIDED FURTHER that if PNC is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, PNC shall obtain as much comparable insurance as is available for the Insurance Amount.

          (d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

          6.8 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of PNC, on the one hand, and a Subsidiary of Mercantile Bankshares, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at PNC's sole expense, take all such necessary action as may be reasonably requested by PNC.

          6.9 ADVICE OF CHANGES. Each of PNC and Mercantile Bankshares shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and PROVIDED FURTHER that a failure to comply with this Section 6.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in
Article VII to be satisfied.

          6.10 EXEMPTION FROM LIABILITY UNDER SECTION 16(B). Prior to the Effective Time, PNC and Mercantile Bankshares shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Mercantile Bankshares Common Stock or conversion of any derivative securities in respect of such shares of Mercantile Bankshares Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom, LLP.

          6.11 NO SOLICITATION. (a) None of Mercantile Bankshares, its Subsidiaries or any or its or their officers, directors or employees shall, directly or indirectly, and they shall use their best efforts to cause any investment banker, financial advisor, attorney, accountant or other retained representative or agent not to, directly or indirectly, (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving Mercantile Bankshares or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an "ALTERNATIVE PROPOSAL"), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of Mercantile Bankshares shall be permitted, prior to the meeting of Mercantile Bankshares stockholders to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.11 and to first entering into a confidentiality agreement with the person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to Mercantile Bankshares than, those contained in the Confidentiality Agreement (it being understood that the standstill provision contained therein may permit such person to convey confidentially an Alternative Proposal to the Mercantile Bankshares board of directors under circumstances in which Mercantile Bankshares is permitted to discuss an Alternative Proposal hereunder), consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal received by Mercantile Bankshares, if and only to the extent that the Board of Directors of Mercantile Bankshares reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties.

          As used in this Agreement, "ALTERNATIVE TRANSACTION" means any of (i) a transaction pursuant to which any person (or group of persons) (other than PNC or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Mercantile Bankshares Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from Mercantile Bankshares or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Mercantile Bankshares (other than the Merger),
(iii) any transaction pursuant to which any person (or group of persons) (other than PNC or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Mercantile Bankshares and securities of the entity surviving any merger or business combination including any of Mercantile Bankshares's Subsidiaries) of Mercantile Bankshares, or any of its Subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of Mercantile Bankshares and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Mercantile Bankshares or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Mercantile Bankshares immediately prior to such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Mercantile Bankshares Common Stock immediately prior to the consummation thereof.

          (b) Mercantile Bankshares shall notify PNC promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Mercantile Bankshares or any of its Subsidiaries or for access to the properties, books or records of Mercantile Bankshares or any Subsidiary by any Person or entity that informs the Board of Directors of Mercantile Bankshares or any Subsidiary that it is considering making, or has made, an Alternative Proposal. Such notice to PNC shall be made orally and in writing, and shall indicate the identity of the Person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting non-public information or access to the books and records of Mercantile Bankshares or any Subsidiary, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. Mercantile Bankshares shall keep PNC fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. Mercantile Bankshares shall also promptly, and in any event within 24 hours, notify PNC, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.11(a).

          (c) Mercantile Bankshares and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than PNC) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than PNC who have been furnished confidential information regarding Mercantile Bankshares in connection with the solicitation of or discussions regarding an Alternative Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Mercantile Bankshares agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which Mercantile Bankshares or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal. Neither Mercantile Bankshares nor the Board of Directors of Mercantile Bankshares shall approve or take any action to render inapplicable to any Alternative Proposal or Alternative Transaction Sections 3-601 to 3-604 and 3-701 to 3-709 of the MGCL, any similar Takeover Statutes or the Mercantile Bankshares Rights Agreement.

          (d) Mercantile Bankshares shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Mercantile Bankshares or its Subsidiaries are aware of the restrictions described in this Section 6.11 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.11 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Mercantile Bankshares or its Subsidiaries, at the direction or with the consent of Mercantile Bankshares or its Subsidiaries, shall be deemed to be a breach of this Section 6.11 by Mercantile Bankshares.

          (e) Nothing contained in this Section 6.11 shall prohibit Mercantile Bankshares or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

          6.12 DIRECTORSHIP. PNC shall, prior to the Effective Time, take such actions as may be required to appoint two (2) individuals mutually agreed by Mercantile Bankshares and PNC to the Board of Directors of the Surviving Corporation as of the Effective Time, and, to the extent so required, shall increase the size of the PNC Board of Directors to permit the foregoing.

          6.13 DIVIDENDS. After the date of this Agreement, each of PNC and Mercantile Bankshares shall coordinate with the other the declaration of any dividends in respect of PNC Common Stock and Mercantile Bankshares Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Mercantile Bankshares Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Mercantile Bankshares Common Stock and any shares of PNC Common Stock any such holder receives in exchange therefor in the Merger.

          6.14 DONATION TO CHARITABLE FOUNDATION. At or substantially contemporaneously with the Effective Time, either PNC or the PNC Foundation shall contribute to Mercantile Bankshares's charitable foundation an amount of $25 million for charitable causes in the Baltimore, Maryland area.


                                   ARTICLE VII


                              CONDITIONS PRECEDENT

          7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) STOCKHOLDER APPROVAL. The Merger, on the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the holders of Mercantile Bankshares Common Stock entitled to vote thereon.

          (b) NYSE LISTING. The shares of PNC Common Stock to be issued to the holders of Mercantile Bankshares Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (c) FORM S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (d) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

          7.2 CONDITIONS TO OBLIGATIONS OF PNC. The obligation of PNC to effect the Merger is also subject to the satisfaction, or waiver by PNC, at or prior to the Effective Time, of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. Subject to the standard set forth in Section 9.2, the representations and warranties of Mercantile Bankshares set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and PNC shall have received a certificate signed on behalf of Mercantile Bankshares by the Chief Executive Officer or the Chief Financial Officer of Mercantile Bankshares to the foregoing effect.

          (b) PERFORMANCE OF OBLIGATIONS OF MERCANTILE BANKSHARES. Mercantile Bankshares shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and PNC shall have received a certificate signed on behalf of Mercantile Bankshares by the Chief Executive Officer or the Chief Financial Officer of Mercantile Bankshares to such effect.

          (c) FEDERAL TAX OPINION. PNC shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to PNC, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Mercantile Bankshares and PNC.

          (d) REGULATORY APPROVALS. All PNC Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition. "PNC REQUISITE REGULATORY APPROVALS" shall mean the approvals of (i) the Federal Reserve Board, (ii) the Bureau of Financial Institutions of the Virginia State Corporation Commission, (iii) the Commissioner of Financial Regulation of the Maryland Department of Labor, Licensing and Regulation, and (iv) all Other Regulatory Approvals the failure of which to obtain would result in a material adverse effect on the business, results of operations or financial condition of PNC (measured on a scale relative to Mercantile Bankshares and its Subsidiaries, taken as a whole).

          7.3 CONDITIONS TO OBLIGATIONS OF MERCANTILE BANKSHARES. The obligation of Mercantile Bankshares to effect the Merger is also subject to the satisfaction or waiver by Mercantile Bankshares at or prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. Subject to the standard set forth in Section 9.2, the representations and warranties of PNC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Mercantile Bankshares shall have received a certificate signed on behalf of PNC by the Chief Executive Officer or the Chief Financial Officer of PNC to the foregoing effect.

          (b) PERFORMANCE OF OBLIGATIONS OF PNC. PNC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Mercantile Bankshares shall have received a certificate signed on behalf of PNC by the Chief Executive Officer or the Chief Financial Officer of PNC to such effect.

          (c) FEDERAL TAX OPINION. Mercantile Bankshares shall have received the opinion of its counsel, Davis Polk & Wardwell, in form and substance reasonably satisfactory to Mercantile Bankshares, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Mercantile Bankshares and PNC.

          (d) REGULATORY APPROVALS. All PNC Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.


                                  ARTICLE VIII


                            TERMINATION AND AMENDMENT

          8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Mercantile Bankshares or PNC:

          (a) by mutual consent of Mercantile Bankshares and PNC in a written instrument authorized by the boards of directors of Mercantile Bankshares and PNC;

          (b) by either Mercantile Bankshares or PNC, if any Governmental Entity that must grant a PNC Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (c) by either Mercantile Bankshares or PNC, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

          (d) by either PNC or Mercantile Bankshares (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Mercantile Bankshares, in the case of a termination by PNC, or PNC, in the case of a termination by Mercantile Bankshares, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

          (e) by PNC, if the Board of Directors of Mercantile Bankshares shall have (i) failed to recommend in the Proxy Statement the approval and adoption of this Agreement, (ii) in a manner adverse to PNC, (x) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by such Board of Directors of this Agreement and/or the Merger to Mercantile Bankshares's stockholders, or (y) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof or (iii) intentionally breached its obligations under Section 6.3 or 6.11 in any material respect; or

          (f) by either PNC or Mercantile Bankshares, if the stockholders of Mercantile Bankshares fail to approve this Agreement at the special meeting of Mercantile Bankshares stockholders called for the purpose of obtaining the requisite stockholder approval required in connection with the Merger or at any adjournment or postponement thereof.

          The party desiring to terminate this Agreement pursuant to clause (b),
(c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

          8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Mercantile Bankshares or PNC as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Mercantile Bankshares, PNC, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 8.4, 9.3, 9.4, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) neither Mercantile Bankshares nor PNC shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party's shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of its willful breach of any provision of this Agreement.

          8.3 FEES AND EXPENSES. Except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Mercantile Bankshares and PNC, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          8.4 TERMINATION FEE. (a) In the event that (i) a Pre-Termination Takeover Proposal Event (as hereinafter defined) shall have occurred after the date of this Agreement and thereafter this Agreement is terminated by either PNC or Mercantile Bankshares pursuant to Section 8.1(c) or 8.1(f), and (ii) either
(A) prior to the date that is twelve (12) months after the date of such termination Mercantile Bankshares consummates an Alternative Transaction, Mercantile Bankshares shall, on the date an Alternative Transaction is consummated, pay PNC a fee equal to $225 million by wire transfer of same day funds, or (B) (1) prior to the date that is twelve (12) months after the date of such termination Mercantile Bankshares enters into a definitive acquisition agreement related to any Alternative Transaction ("ACQUISITION AGREEMENT"), Mercantile Bankshares shall, on the date of entry into such Acquisition Agreement, pay PNC a fee equal to $75 million by wire transfer of same day funds, and (2) Mercantile Bankshares consummates an Alternative Transaction within eighteen months of the date of termination with the Person or any Affiliate of the Person party to such Acquisition Agreement, Mercantile Bankshares shall, on the date an Alternative Transaction is consummated, pay PNC a fee equal to $225 million by wire transfer of same day funds, less any fee paid pursuant to the preceding clause (B)(1).

          (b) In the event that this Agreement is terminated by PNC pursuant to
Section 8.1(e), then Mercantile Bankshares shall pay PNC a fee equal to $225 million by wire transfer of same day funds on the date of termination.

          (c) For purposes of this Section 8.4, a "PRE-TERMINATION TAKEOVER PROPOSAL EVENT" shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, a bona fide Alternative Proposal shall have been made known to Mercantile Bankshares or any of its Subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal (the term Alternative Transaction, as used in the definition of Alternative Proposal for purposes of this Section 8.4, and as used in this Section 8.4, shall have the same meaning set forth in Section 6.11 except that the references to "more than 25%" and "at least 75%" shall be deemed to be references to "50% or more" and "a majority," respectively);

          (d) Notwithstanding anything to the contrary herein, the maximum aggregate amount of fees payable under this Section 8.4 shall be $225 million.

          (e) Mercantile Bankshares acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, PNC would not enter into this Agreement; accordingly, if Mercantile Bankshares fails promptly to pay the amount due pursuant to this Section 8.4, and, in order to obtain such payment, PNC commences a suit which results in a judgment against Mercantile Bankshares for the fee set forth in this Section 8.4, Mercantile Bankshares shall pay to PNC its costs and expenses (including attorneys' fees and expenses) in connection with such suit.

          8.5 AMENDMENT. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of Mercantile Bankshares; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the stockholders of Mercantile Bankshares, there may not be, without further approval of such stockholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Mercantile Bankshares Common Stock, (b) alters or changes any term of the certificate of incorporation of the Surviving Corporation or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of Mercantile Bankshares, in each case other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          8.6 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                   ARTICLE IX


                               GENERAL PROVISIONS

            9.1 CLOSING. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the "CLOSING") shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the "CLOSING DATE"). If the conditions set forth in Article VII are first satisfied or waived during the two weeks immediately prior to the end of a fiscal quarter of PNC, then PNC may postpone the Closing until the first full week after the end of that fiscal quarter.

          9.2 STANDARD. No representation or warranty of Mercantile Bankshares contained in Article III or of PNC contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Mercantile Bankshares, or Article IV, in the case of PNC, has had or would be reasonably likely to have a Material Adverse Effect with respect to Mercantile Bankshares or PNC, respectively

(disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent (relative to Section 3.2(a) taken as a whole), (y) Sections 3.2(b), 3.3(a), 3.3(b)(i), 3.7 and 3.24,
in the case of Mercantile Bankshares, and Sections 4.3(a), 4.3(b)(i) and 4.7, in the case of PNC, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a), in the case of Mercantile Bankshares, and Section 4.8(a), in the case of PNC, shall be deemed untrue and incorrect if not true and correct in all respects.

          9.3 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

          9.4 NOTICES. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to PNC, to:

                The PNC Financial Services Group, Inc.
                One PNC Plaza
                249 Fifth Avenue
                Pittsburgh, Pennsylvania 15222
                Attention: Mergers & Acquisition Department
                Telecopy No.: (412) 762-6238

                 with a copy to:

                 Wachtell, Lipton, Rosen & Katz
                 51 W. 52nd Street, New York, New York 10019
                 Attention:  Edward D. Herlihy
                             Nicholas G. Demmo
                 Facsimile:  (212) 403-2000

          and

          (b) if to Mercantile Bankshares, to:

                 Mercantile Bankshares Corporation
                 2 Hopkins Plaza, 20th Floor
                 Baltimore, MD 21201
                 Attention: Gordon M Cooley, Deputy General Counsel Facsimile No.: (410) 230-9236
                 with a copy to:

                 Davis Polk & Wardwell
                 450 Lexington Avenue
                 New York, New York  10017
                 Attention:  George R. Bason, Jr.
                             John H. Butler
                 Facsimile:  (212) 450-3800

          9.5 INTERPRETATION. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to a Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The Mercantile Bankshares Disclosure Schedule and the PNC Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

          9.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

          9.7 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

          9.8 GOVERNING LAW; JURISDICTION. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles, except to the extent that the PBCL or the MGCL applies. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in New York, New York (or, to the extent that subject matter or personal jurisdiction does not exist in any such federal court, then in any New York state court located in New York County). Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

          9.9 PUBLICITY. Neither Mercantile Bankshares nor PNC shall, and neither Mercantile Bankshares nor PNC shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of PNC, in the case of a proposed announcement or statement by Mercantile Bankshares, or Mercantile Bankshares, in the case of a proposed announcement or statement by PNC; PROVIDED, HOWEVER, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq or the NYSE, as applicable.

          9.10 ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

          9.11 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the Merger was not consummated and the Company's stockholders and holders of Company Stock Options and other equity-based awards did not receive the aggregate Merger Consideration in accordance with the terms but subject to the conditions of this Agreement), and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties' obligation to consummate the Merger and Parent's obligation to pay, and the Company's stockholders' and holders of Company Stock Options' right to receive, the aggregate Merger Consideration pursuant to the Merger, subject in each case to the terms and conditions of this Agreement) in any federal court located in the State of New York (or, to the extent that subject matter or personal jurisdiction does not exist in any such federal court, then in any New York state court located in New York County), in addition to any other remedy to which they are entitled at law or in equity.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

          IN WITNESS WHEREOF, The PNC Financial Services Group, Inc. and Mercantile Bankshares Corporation have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                    THE PNC FINANCIAL SERVICES GROUP, INC.


                                    By:  ________________________________
                                    Name:
                                    Title:


                                    MERCANTILE BANKSHARES CORPORATION



                                    By:  ________________________________
                                    Name:
                                    Title:






















                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

                                                                     EXHIBIT A



                            Form of Affiliate Letter


The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222

Ladies and Gentlemen:

          I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Mercantile Bankshares Corporation, a Maryland corporation ("MERCANTILE BANKSHARES"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "RULES AND REGULATIONS") of the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "ACT"). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of October 8, 2006 (the "MERGER AGREEMENT"), by and between The PNC Financial Services Group, Inc., a Pennsylvania corporation ("PNC"), and Mercantile Bankshares shall be merged with and into PNC (the "MERGER"). All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

          I represent, warrant and covenant to PNC that in the event I receive any PNC Common Stock as a result of the Merger:

          (a) I shall not make any sale, transfer or other disposition of PNC Common Stock in violation of the Act or the Rules and Regulations.

          (b) I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of PNC Common Stock to the extent I believed necessary with my counsel or counsel for Mercantile Bankshares.

          (c) I have been advised that the issuance of PNC Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of Mercantile Bankshares I may be deemed to have been an affiliate of Mercantile Bankshares and the distribution by me of PNC Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of PNC Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to PNC, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          (d) I understand that PNC is under no obligation to register the sale, transfer or other disposition of PNC Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          (e) I also understand that stop transfer instructions will be given to PNC's transfer agents with respect to PNC Common Stock and that there will be placed on the certificates for PNC Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

          "The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration."

          (f) I also understand that unless the transfer by me of my PNC Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, PNC reserves the right to put the following legend on the certificates issued to my transferee:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

          It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to PNC's transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Effective Date and the provisions of such Rule are then available to me; or (C) I shall have delivered to PNC (i) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to PNC, or other evidence reasonably satisfactory to PNC, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Securities Act or (ii) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration under the Securities Act.

            I recognize and agree that the foregoing provisions also apply to
(i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which

I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

          By its acceptance hereof, PNC agrees, for a period of two years after the Effective Time that it, as the Surviving Corporation, will file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Exchange Act, so that the public information provisions of Rule 144(c) under the Securities Act are satisfied and the resale provisions of Rules 145(d)(1) and
(2) under the Securities Act are therefore available to the undersigned in the event the undersigned desires to transfer any PNC Common Stock issued to the undersigned in the Merger.

          It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

          Execution of this letter should not be construed as an admission on my part that I am an "affiliate" of Mercantile Bankshares as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          By:  _________________________
                                                Name:

Accepted this [___] day of
[__________], 2006

The PNC Financial Services Group, Inc.

By:________________________
   Name:
   Title:

                                                                  EXHIBIT 99.3

[insert investor presentation here]